Exhibit 99

[LETTERHEAD OF MAIER & COMPANY]

NEWS RELEASE

CONTACT:

Gary S. Maier

Maier & Company, Inc.

(310) 442-9852

KEYSTONE AUTOMOTIVE INDUSTRIES

REPORTS FISCAL 2004 FIRST QUARTER RESULTS

— Net Income Up 18 Percent; Same Store Sales up 10 Percent —

POMONA, CA – August 7, 2003 – Keystone Automotive Industries, Inc. (Nasdaq:KEYS) today reported results for its first fiscal quarter ended June 27, 2003, reflecting continued upward momentum in its aftermarket collision parts business.

Net income for the first fiscal quarter climbed 18 percent to $4.2 million, or $0.28 per diluted share, from $3.5 million, or $0.23 per diluted share, a year ago. Net sales for the same period increased 10.7 percent to a record $118.1 million from $106.7 million a year earlier.

Charles J. Hogarty, president and chief executive officer, said, “Results for the quarter reflect the continued strength of Keystone’s Platinum Plus private label product line and increased utilization of aftermarket collision replacement parts by insurance companies.”

He noted that operating results for the first fiscal quarter represent the tenth year-over-year increase in quarterly operating performance for the company.

Hogarty emphasized that favorable economics of aftermarket parts compared with original equipment parts and Keystone’s quality assurance programs are important factors driving the company’s acceptance by the insurance industry, body shops and consumers.

He added that same store sales for the first fiscal quarter increased approximately ten percent over the same period a year ago. Since its fiscal year end in March, the company has converted an additional 19 distribution facilities to its new management information system, bringing to 33 the total number of conversions to date.

He also stressed the benefits of Keystone’s ongoing strategy of strengthening its distribution capabilities, noting additional geographic expansion through its acquisition in April 2003 of Landmark Auto Parts located in the Newport News/Norfolk Virginia area. Keystone also strengthened its position in the Lexington, Louisville and eastern Kentucky areas by acquiring in June 2003 certain assets of U.S. Crash Parts.

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Keystone Automotive Industries, Inc.

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About Keystone

Keystone Automotive Industries, Inc. distributes its products in the United States primarily to collision repair shops through its 117 distribution facilities, of which 21 serve as regional hubs, located in 38 states, Vancouver, Canada and Tijuana, Mexico. Its product lines consist of automotive body parts, bumpers, and remanufactured alloy wheels, as well as paint and other materials used in repairing a damaged vehicle. These products comprise more than 19,000 stock keeping units that are sold to more than 25,000 repair shops throughout the nation.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. The statements contained in this press release that are not historical facts are forward-looking statements based on the company’s current expectations and beliefs concerning future developments and their potential effects on the company. There can be no assurance that future developments affecting the company will be those anticipated by the company. Actual results may differ from those projected in the forward-looking statements. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the company) and are subject to change based upon various factors, including but not limited to the impact on the company as a result of (i) the cost, time and potential disruption of operations relating to the implementation of a new enterprise management information system which began in July 2002; (ii) the continuing impact of the verdict in the State Farm Mutual Automobile Insurance Company class action, which is on appeal; (iii) Keystone being named as defendant in an action by General Motors challenging the alleged use of certain of its trade marks; and (iv) the uncertainty involved in acquiring businesses and/or opening Greenfield operations. In addition, there can be no assurance that the momentum in sales and net income experienced during the last two years will be sustainable. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise. For a more detailed discussion of some of the ongoing risks and uncertainties of the Company’s business, see the Company’s Form 10-K for the year ended March 28, 2003, on file with the Securities and Exchange Commission.

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(Tables follow)

Keystone Automotive Industries, Inc.

Condensed Consolidated Statements of Income

(In thousands, except share and per share amounts)

(Unaudited)

	Thirteen Weeks Ended June 27, 2003	Thirteen Weeks Ended June 28, 2002
Net sales	$118,100	$106,724
Cost of sales	66,569	60,250

Gross profit	51,531	46,474
Operating expenses:
Selling and distribution	34,672	31,815
General and administrative	10,349	9,042

Operating income	6,510	5,617
Other income	544	423
Interest expense	(174)	(131)

Income before income taxes	6,880	5,909
Income taxes	2,700	2,364

Net income	$4,180	$3,545

Per Common Share:
Net income per share:
Basic	$0.28	$0.24

Diluted	$0.28	$0.23

Weighted average common shares outstanding:
Basic	14,760,000	14,597,000

Diluted	15,118,000	15,155,000

Keystone Automotive Industries, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except share amounts)

	June 27, 2003	March 28, 2003
	(Unaudited)	(Note)
ASSETS
Current Assets:
Cash and cash equivalents	$4,228	$3,658
Accounts receivable, net of allowance of $1,492 at June 2003 and $1,291 at March 2003	38,059	39,753
Inventories, primarily finished goods	105,056	101,594
Other current assets	8,402	10,017

Total current assets	155,745	155,022
Plant, property and equipment, net	25,095	23,658
Goodwill	5,024	3,040
Other intangibles, net of accumulated amortization of $3,219 at June 2003 and $3,099 at March 2003	1,541	1,046
Other assets	9,051	9,043

Total Assets	$196,456	$191,809

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Credit facility	$17,585	$16,606
Accounts payable	17,837	18,330
Accrued liabilities	11,493	12,992
Current portion of long-term debt	8	15

Total current liabilities	46,923	47,943
Other long-term liabilities	2,083	2,224
Shareholders’ Equity:
Preferred stock, no par value:
Authorized shares—3,000,000
None issued and outstanding	—	—
Common stock, no par value:
Authorized shares—50,000,000
Issued and outstanding shares 14,844,000 at June 2003 and 14,692,000 at March 2003	82,848	81,221
Warrant	236	236
Additional paid-in capital	2,270	2,269
Retained earnings	63,299	59,119
Accumulated other comprehensive loss	(1,203)	(1,203)

Total shareholders’ equity	147,450	141,642

Total liabilities and shareholders’ equity	$196,456	$191,809

NOTE: The balance sheet at March 28, 2003 has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.